Exhibit e.

AUTOMATIC DIVIDEND REINVESTMENT PLAN

OF

STONECASTLE FINANCIAL CORP.

StoneCastle Financial Corp., a Delaware corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividends and distributions (collectively, “Cash Distributions”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”).

1.	Unless a stockholder specifically elects to receive cash as set forth below, all Cash Distributions hereafter declared by the Board of, net of any applicable withholding tax, shall be automatically reinvested in additional shares of Common Stock, and no action will be required on such stockholder’s part to receive a Cash Distribution in Common Stock.

2.	Such Cash Distributions will be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Distribution involved.

3.	The Company intends to use primarily newly issued shares of its Common Stock to implement the Plan, whether shares of its Common Stock are trading at a premium or at a discount to net asset value per share of the Common Stock. However, the Company reserves the right to instruct Computershare Trust Company, N.A., as plan agent (or its successors) (the “Plan Agent”), to purchase shares of its Common Stock in the open market in connection with its obligations under the Plan. Such purchase will be effected through a broker-dealer selected by the Plan Agent. The broker-dealer selected by the Plan Agent is acting as a broker-dealer and not in a fiduciary, agency or similar capacity (regardless of any relationship between the Plan Agent and the Fund) and may be an affiliate of the Plan Agent. The broker-dealer may charge brokerage commissions, fees and transaction costs for such trading services (“Transaction Processing Fees”), which Transaction Processing Fees are in addition to and not in lieu of any compensation the Plan Agent receives as Plan Agent.

4.	In the case that newly issued shares of Common Stock are used to implement the Plan, the number of shares of Common Stock to be delivered to a stockholder shall be determined by dividing the total dollar amount of the Cash Distribution payable to such stockholder by 97% of the average of the market prices per share of the Common Stock at the close of regular trading on the NASDAQ Global Market (or such other exchange or quotation system on which the Common Stock is primarily traded) for the 5 trading days immediately prior to the valuation date fixed by the Board of Directors.

5.	Shares of Common Stock purchased in open market transactions by the Plan Agent will be allocated to a stockholder based upon the weighted average purchase price, without deduction for Transaction Processing Fees, of all shares of Common Stock purchased with respect to the Cash Distribution.

6.	A stockholder may, however, elect to receive his, her or its Cash Distributions in cash. To exercise this option, such stockholder will notify the Plan Agent in writing so that such notice is received by the Plan Agent no later than five (5) days prior to the applicable record date fixed by the Board of Directors for the Cash Distribution involved. Such election will remain in effect until the Participant (as defined below) notifies the Plan Agent in writing of such Participant’s withdrawal of elections, which notice will be delivered to the Plan Agent no later than five (5) days prior to the applicable record date fixed by the Board of Directors for the Cash Distribution involved. Persons who hold their shares of Common Stock through a broker or other nominee and who wish to elect to receive any Cash Distribution in cash must request that their broker or nominee contact the Plan Agent on their behalf.

7.	The Plan Agent will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder (each a “Participant”). The Plan Agent may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Agent’s name or that of its nominee. In the case of shareholders such as banks, brokers or nominees that hold Common Stock for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares of Common Stock on the shareholder record as of the record date and held for the account of beneficial owners who participate in the Plan. Upon request by a Participant, received in writing no later than five (5) days prior to the dividend record date, the Plan Agent will, promptly following the Cash Distribution, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares of Common Stock payable to the Participant and a check for any fractional interest at the then-current market value of the shares of common stock, less applicable fees.

8.	The Plan Agent will furnish written confirmation to each Participant of each acquisition made pursuant to the Plan as soon as practicable, but not later than sixty (60) days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued. However, Cash Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market price per share of the Common Stock at the time of termination, determined in accordance with Paragraph 4 above.

9.	The Plan Agent shall forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders and shall vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

10.	In the event that the Company makes available to its stockholders rights or warrants to purchase additional shares or other securities, the shares of Common Stock held by the Plan Agent for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant (in book-entry or certificated form) with the Plan Agent in calculating the number of rights or warrants to be issued to the Participant.

11.	The Plan Agent’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There shall be no Transaction Processing Fees to the Participants.

12.	Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Agent in writing. Such termination will be effective immediately if the Participant’s notice is received by the Plan Agent not less than five (5) days prior to the record date fixed by the Board of Directors for the next Cash Distribution; otherwise such termination will be effective only with respect to any subsequent Cash Distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 60 days prior to any record date for the payment of any Cash Distribution by the Company. Upon termination, the Plan Agent will cause a certificate or certificates to be issued for the whole shares held by each participant under the Plan and cash equal to any fraction of a share of Common Stock less applicable fees times the then current market value of the common stock to be delivered to him, her or it, determined in accordance with Paragraph 4 above. If a Participant elects by written notice to the Plan Agent in advance of termination to have the Plan Agent sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Agent is authorized to deduct a $15 transaction fee, plus Transaction Processing Fees, from the proceeds.

13.	These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by delivering (in accordance with applicable Securities and Exchange Commission rules) to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement will be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14.	The Plan Agent will at all times act in good faith and use its best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and will not be liable for loss or damage due to errors unless such error is caused by the Plan Agent’s negligence, bad faith, or willful misconduct or that of its employees or agents.

15.	These terms and conditions will be governed by the laws of the State of New York.